Exhibit 99.1

FOR IMMEDIATE RELEASE
Federal Signal Appoints Joseph Wright to Board
Oak Brook, Ill., April 23, 2008 —Federal Signal Corporation (NYSE: FSS) announced today the appointment of Joseph R. Wright to its board for a one-year term. Mr. Wright was recommended by Ramius LLC for appointment to the Federal Signal board pursuant to the terms of the March 12, 2008 agreement signed by Federal Signal and RCG Starboard Advisors, LLC, funds managed by it and certain of its affiliates including Ramius LLC. As a result of this appointment, Federal Signal’s board will be expanded to 10 members.
Wright, 69, is currently chairman of the board and director of Intelsat Ltd., the world’s leading provider of commercial satellite services. In addition to his responsibilities at Intelsat, Wright is a director/advisor of Scientific Games and Terremark Worldwide, and he is a member of the President’s National Security Telecommunications Advisory Committee, the Department of Defense’s Business Board and Science Board task force on interoperability, and the FCC’s Network Reliability and Interoperability Council. Previously, he had been chairman and director of GRC International Inc., co-chairman of Baker & Taylor Holdings, Inc., EVP, vice chairman, and director of W. R. Grace & Company, president of Citicorp Retail Services, and a partner of Booz, Allen and Hamilton. In the 1980’s he served in the U.S. Government under President Reagan as Director of the Federal Office of Management and Budget and a member of the Cabinet, and earlier as Deputy Secretary of Commerce. He was later appointed to the President’s Export Council by President George H.W. Bush as Chairman of the Export Control Sub-Committee.
“We are delighted to welcome Joe to our board,” said Jim Janning, Federal Signal chairman. “He brings extensive experience in government, security and telecommunications and we look forward to working with Joe.”
Wright said, “There is a tremendous opportunity to create shareholder value at Federal Signal. The company has a robust collection of high quality products in the safety and security industry and I believe my experience is well suited to help guide this 107 year old company. I am pleased to be a part of Federal Signal and look forward to working with the other board members.”
About Federal Signal
Federal Signal Corporation (NYSE: FSS) is a leader in advancing security and well-being for communities and workplaces around the world. The Company designs and manufactures a suite of products and integrated solutions for municipal, governmental, industrial and airport customers. Federal Signal’s portfolio of trusted, high-priority products include Bronto aerial devices, Elgin and Ravo street sweepers, E-ONE fire apparatus, Federal Signal safety and security systems, Guzzler industrial vacuums, Jetstream waterblasters and Vactor sewer cleaners. Federal Signal was founded in 1901 and is based in Oak Brook, Illinois. http://www.federalsignal.com
INVESTOR CONTACT: David Janek, +1.630.954.2000, djanek@federalsignal.com
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